EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. RAISES QUARTERLY CASH
DIVIDEND TO $0.08 PER SHARE
Fourth Quarter Dividend Is 14% Higher Than Previous Quarterly Rate and Represents Seventh Cash
Dividend Increase Since September 2003
DURANGO, Colorado (February 22, 2006) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF), (the Company) which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that its Board of Directors has declared a fourth quarter cash dividend of $0.08 cents per common share outstanding. The cash dividend will be payable March 16, 2006 to shareholders of record at the close of business March 8, 2006.
“The $0.08 per share cash dividend for the fourth quarter of Fiscal 2006 represents a 14% increase over the $0.07 third quarter cash dividend,” stated Bryan J. Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “This is the seventh time we have raised our quarterly dividend since the payment of our initial cash dividend of $0.032 per share (adjusted for stock splits and stock dividends) in September 2003. Future dividends will be considered when justified by operating results after evaluating our future cash needs.”
About Rocky Mountain Chocolate Factory, Inc.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of February 22, 2006, the Company and its franchisees operated 308 stores in 41 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The NASDAQ National Market under the symbol “RMCF”.
This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554